Exhibit 4.1
FOURTH SUPPLEMENTAL INDENTURE
THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of February 8, 2019 and is by and among Post Holdings, Inc., a Missouri corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 3, 2016, as amended and supplemented by the First Supplemental Indenture, dated as of March 28, 2017, the Second Supplemental Indenture, dated as of January 30, 2018, and the Third Supplemental Indenture, dated as of July 5, 2018 (together, the “Indenture”), providing for the issuance of 5.00% Senior Notes due 2026 (the “Notes”);
WHEREAS, the Company has distributed a Consent Solicitation Statement, dated as of February 4, 2019 (the “Statement”), to the Holders of the Notes in connection with the solicitation of such Holders’ consent to certain proposed amendments to the Indenture;
WHEREAS, pursuant to the Statement, the Holders of at least a majority in aggregate principal amount of the Notes outstanding as of the date hereof (excluding, for this purpose, any Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor) have consented to the amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture, evidence of such consents has been provided by the Company to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with as of the date hereof; and
WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
SECTION 1.02.    DEFINITION. When used herein, “Effective Time” shall mean the first time at which the Requisite Consents (as such term is defined in the Statement) have been received and this Supplemental Indenture has been executed by the Company, the Guarantors, and the Trustee.
ARTICLE II
AMENDMENTS TO THE INDENTURE
SECTION 2.01.    CONSENT AND AMENDMENT. Effective at the Effective Time, and without any further action by any party hereto, the Indenture is hereby amended as follows:

(a)    Section 1.01 is amended by inserting the following new definition after the existing definition of “Lien”:
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of the Company’s Common Stock that are issued and outstanding on the date of the relevant Restricted Payment and listed on The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) multiplied by (ii) the arithmetic mean of the closing price per share of such Common Stock as reported by The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for each of the 30 consecutive trading days immediately preceding the date of such Restricted Payment.
(b)    The definition of “Permitted Investments” in Section 1.01 is amended by deleting the word “and” at the end of clause (18).
(c)    The definition of “Permitted Investments” in Section 1.01 is amended by deleting the period and inserting “; and” at the end of clause (19).
(d)    The definition of “Permitted Investments” in Section 1.01 is amended by inserting the following new clause (20):
(20) other Investments in any Unrestricted Subsidiary or joint venture of the Company or of any of its Restricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at any time outstanding, not to exceed (a) the greater of (i) $370.0 million and (ii) 4.0% of Consolidated Total Assets plus (b) 100% of the aggregate cash dividends and distributions received by the Company or any Restricted Subsidiary from any such Investments that are at any time outstanding pursuant to this clause (20), but only to the extent the Company elects to include such dividends or distributions in this clause (20)(b), as evidenced by an Officer’s Certificate delivered to the Trustee within 10 Business Days of the date of dividend or distribution; provided that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20).
(e)    Section 4.07(a) is amended by deleting the lead-in to the second clause (3) of such Section (which begins with “such Restricted Payment, together with the aggregate…”) and replacing it with the following:
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after February 3, 2012 (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), or (16) of Section 4.07(b)), is less than the sum, without duplication, of:

(f)    Section 4.07(a)(3)(A) is amended by deleting the words “dividends or distributions in clause (14)(b) of the definition of “Permitted Investments”” and replacing such words with the following: “dividends or distributions in clause (14)(b) or (20)(b) of the definition of “Permitted Investments””.
(g)    Section 4.07(b)(14) is amended by deleting the word “and” at the end of such Section.
(h)    Section 4.07(b)(15) is amended by inserting the word “and” at the end of such Section.
(i)    Section 4.07(b) is amended by inserting the following new clause (16):
(16)    Restricted Payments in an aggregate amount in any fiscal year not to exceed an amount equal to 4.0% of the Market Capitalization; provided, that at least one class of the Company’s Common Stock has been listed on The New York Stock Exchange (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of such Restricted Payment;
(j)    Section 4.07(b) is amended by deleting the proviso after the numbered clauses of Section 4.07(b) and replacing it with the following:
provided that in the case of clauses (5), (13), and (16) no Default shall have occurred and be continuing.
(k)    The final paragraph of Section 4.07(b) (which begins with the words “The amount of all Restricted Payments (other than cash)…”) is amended (i) by deleting the words “in clauses (1) through (15)” and replacing such words with the following: “in clauses (1) through (16)” and (ii) by adding the following at the end of the second sentence thereof: “; provided that the Company will not be permitted to reclassify any Restricted Payment that was made prior to the Effective Time (as defined in the Fourth Supplemental Indenture to this Indenture) as being made pursuant to clause (16)”.
SECTION 2.02.    NOTICE. The Company will give prompt written notice that the Effective Time has occurred and that the amendments have become effective.
ARTICLE III
MISCELLANEOUS
SECTION 3.01.    EXECUTION AS SUPPLEMENTAL INDENTURE. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.
SECTION 3.02.    RATIFICATION AND INCORPORATION OF INDENTURE. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 3.03.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, agent, manager, partner, member, incorporator, shareholder or unitholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 3.04.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
SECTION 3.05.    SEPARABILITY. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.
SECTION 3.06.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 3.07.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 3.08.    THE TRUSTEE. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, or with respect to the Statement, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

DYMATIZE HOLDINGS, LLC POST ACQUISITION SUB IV, LLC TA/DEI-A ACQUISITION CORP. TA/DEI-B1 ACQUISITION CORP. TA/DEI-B2 ACQUISITION CORP. TA/DEI-B3 ACQUISITION CORP.

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: Secretary of each above listed entity

[SIGNATURE PAGE 1 OF 3 TO THE FOURTH SUPPLEMENTAL INDENTURE (2026 NOTES INDENTURE)]

BEF FOODS, INC.
BEF MANAGEMENT, INC.
BEF RESTAURANT SERVICES LLC
BE PARTNER LLC
BOB EVANS EXPRESS, LLC
BOB EVANS FARMS, INC.
BOB EVANS FARMS, LLC
BOB EVANS HOLDING, INC.
BOB EVANS TRANSPORTATION COMPANY, LLC
CASA TRUCKING, INC.
CRYSTAL FARMS DAIRY COMPANY
DYMATIZE ENTERPRISES, LLC
IMPACT REAL PROPERTIES, LLC
KETTLE CREATIONS, LLC
MCAFE HOLDING, LLC
M.G. WALDBAUM COMPANY
MFI HOLDING CORPORATION
MFI INTERNATIONAL, INC.
MICHAEL FOODS GROUP, INC.
MICHAEL FOODS OF DELAWARE, INC.
MICHAEL FOODS, INC.
MOM BRANDS COMPANY, LLC
MOM BRANDS SALES, LLC
NATIONAL PASTEURIZED EGGS, INC.
NATIONAL PASTEURIZED EGGS, LLC
NORTHERN STAR CO.
PAPETTI’S HYGRADE EGG PRODUCTS, INC.
PCB BATTLE CREEK, LLC
PHI CANADA HOLDING CORP.
PINELAND FARMS POTATO COMPANY, INC.
POST CONSUMER BRANDS, LLC
POST FOODS, LLC
PREMIER NUTRITION CORPORATION
SUPREME PROTEIN, LLC
WEETABIX COMPANY, LLC

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: Assistant Secretary of each above-listed entity

[SIGNATURE PAGE 2 OF 3 TO THE FOURTH SUPPLEMENTAL INDENTURE (2026 NOTES INDENTURE)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[SIGNATURE PAGE 3 OF 3 TO THE FOURTH SUPPLEMENTAL INDENTURE (2026 NOTES INDENTURE)]